UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 5, 2008

Date of Report (Date of earliest event reported)

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33612	20-3289482
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 970-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See Item 5.02, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On February 5, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Monotype Imaging Holdings Inc. (the “Company”) approved an amendment to the Company’s 2007 Incentive Compensation Plan (the “2007 Bonus Plan”). The 2007 Bonus Plan had previously required that no payments would be made under the 2007 Bonus Plan until after the filing of the Company’s Form 10-K for the year ended December 31, 2007. The 2007 Bonus Plan, as amended, provides that payments will be made to non-executive officers of the Company following approval of such aggregate payment amount by the Compensation Committee and that payments will be made to executive officers of the Company following approval of such individual payments by the Compensation Committee and receipt by the Company of audited financial statements for the year ended December 31, 2007. In the event the Company determines, following payment of the cash bonus amounts to executive officers, that the Company’s 2007 financial goals were not satisfied, an executive officer will be required to re-pay to the Company any cash bonus amount overpaid to such executive officer, as determined by the Compensation Committee. The 2007 Bonus Plan was also amended to clarify that any amounts payable to an employee who had not been employed by the Company for the entire calendar year would be prorated based upon the employee’s date of hire. A copy of the 2007 Bonus Plan, as amended, is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

On February 5, 2008, the Compensation Committee approved payments under the 2007 Bonus Plan, payable upon the satisfaction of the conditions set forth in the 2007 Bonus Plan, as amended, to Douglas J. Shaw, President and Chief Executive Officer, Jacqueline D. Arthur, Senior Vice President and Chief Financial Officer, and John L. Seguin, Executive Vice President of $125,000, $88,200, and $94,500, respectively. The Compensation Committee approved an annual payment to David L. McCarthy, Vice President and General Manager, OEM Sales, under the 2007 (Sales) Incentive Compensation Plan of $12,000 as incentive compensation. The annual salary of Mr. Shaw, Ms. Arthur, Mr. Seguin and Mr. McCarthy, effective January 1, 2008, is $270,000, $226,800, $240,625 and $200,096, respectively.

On February 5, 2008, the Compensation Committee approved awards of non-qualified stock options under the Company’s 2007 Stock Option and Incentive Plan to Mr. Shaw, Ms. Arthur, Mr. Seguin and Mr. McCarthy of 160,000, 38,000, 50,000, and 38,000 shares, respectively. Pursuant to the Company’s Equity Award Grant Policy, such awards will be granted to the employee on the third day following the filing of the Company’s Form 10-K for the year ended December 31, 2007, or if such date is not a day on which the NASDAQ Global Select Market is open for trading, then on the next such trading day (the “Grant Date”). The exercise price of the awards shall be equal to the closing market price on the NASDAQ Global Select Market of a share of the Company’s common stock on the Grant Date. In order to receive the award, the executive officer must be employed by the Company on the Grant Date.

On February 5, 2008, the Compensation Committee also approved the Company’s 2008 Executive Incentive Compensation Program (the “2008 Bonus Plan”) and established awards that may be earned for fiscal 2008 under the 2008 Bonus Plan by Mr. Shaw, Ms. Arthur, Mr. Sequin and Mr. McCarthy, and other officers approved by the Compensation Committee for participation in the 2008 Bonus Plan (each, a “Participant”). A Participant may receive a cash bonus payment under the 2008 Bonus Plan based upon the attainment of performance targets that are established by the Board of Directors or the Compensation Committee and may relate to financial measures with respect to the Company, as well as individual performance goals (collectively, the “Performance Goals”). No cash bonuses under the 2008 Bonus Plan shall be paid to Participants unless and until the Board of Directors or the Compensation Committee makes a determination with respect to the attainment of the Performance Goals. The Compensation Committee and the Board of Directors retain the right to amend, alter or terminate the 2008 Bonus Plan at any time. A copy of the 2008 Bonus Plan is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

(a)    On February 5, 2008, the Board of Directors of the Company approved amendments to the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”). These amendments revised the Code of Ethics based upon negotiations with the works council of the Company’s German subsidiary, Linotype GmbH, to ensure that the Code of Ethics is in compliance with certain requirements of German law. A copy of the Code of Ethics is attached hereto as Exhibit 10.3, and is incorporated herein by reference.

Item 9.01.	Exhibits

(d)	Exhibits

10.1	Monotype Imaging Holdings Inc. 2007 Incentive Compensation Plan

10.2	Monotype Imaging Holdings Inc. 2008 Executive Incentive Compensation Program

10.3	Monotype Imaging Holdings Inc. Code of Business Conduct and Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MONOTYPE IMAGING HOLDINGS INC.

February 8, 2008	By:	/s/ Jacqueline D. Arthur
Jacqueline D. Arthur
Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary (Principal Financial Officer)

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